                                                                    EXHIBIT 10.2


                  THIS AGREEMENT IS SUBJECT TO ARBITRATION UNDER THE
                           MONTANA UNIFORM ARBITRATION ACT


                                      AGREEMENT


    This Agreement ("Agreement") is entered into this date, is by TMA TECHNOLOGIES, INC., a Montana corporation, hereinafter referred to as "Seller," and SCHMITT INDUSTRIES, INC., an Oregon corporation, hereinafter referred to as "Purchaser."

    Other parties to this agreement are TMA shareholders, hereinafter referred to as "Shareholders," and TMA debt holders, hereinafter referred to as "Debt Holders." Purchaser agrees that Seller may not force action by Shareholders and Debt Holders.

    WHEREAS, Seller presently has outstanding a single class of common stock ("Shares"), of which 4,568,000 Shares have been issued; and

    WHEREAS, said Shares are the only issued and outstanding capital stock of Seller; and

    WHEREAS, Purchaser desires to purchase from Seller and from Seller's Shareholders, and Seller desires to facilitate sale to Purchaser, all of the shares of the company on the terms and subject to the conditions set forth herein; and

    WHEREAS, Purchaser acknowledges that Seller is insolvent, notwithstanding the efforts by Seller's management which Purchaser acknowledges as being in accordance with sound business practices given the financial restraints of the business; and

    WHEREAS, Purchaser acknowledges that Seller currently holds an international leadership position in certain technologies relating to surface characterization and industrial alignment; and

    WHEREAS, Purchaser desires to purchase Seller's business, to relocate it to Portland Oregon, and to continue to operate the business as an on-going business;

    NOW THEREFORE, IT IS AGREED AS FOLLOWS:

    SECTION I..    PURCHASE OF SHARES.

         A. PURCHASE OF SHARES. Subject to the terms and conditions set forth herein, at the Closing (as defined below) Seller will sell all of its assets and property, subject to all outstanding debts, liabilities and claims, to Purchaser and Purchaser will purchase all of the outstanding Shares from Shareholders that Shareholders will sell to Purchaser, Shares constituting 4,568,889 shares, which if all are sold constitute


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all of the issued and outstanding capital stock of Seller as of the Closing, and
Purchaser will purchase all outstanding debt from Debt Holders that Debt Holders will sell to Purchaser, debt constituting as of April 18, 1995 of approximately $2,827,347, which if all are sold constitute all of the outstanding debt of Seller as of the Closing.

         B. PURCHASE PRICE. Purchase will pay to each Selling Shareholder and Debt Holder a cash price of .0025 cents per dollar actually invested by that Shareholder in Seller or loaned (includes loan interest through 3/31/95) to Seller and each Shareholder or Debt Holder so selling shall have a transferable interest in a royalty pool (which royalty pool is presently estimated to total approximately $6,038,000), in accordance with a Certificate of Vesting in Royalty Pool, attached hereto and incorporated herein by reference. The effective start date of the royalty pool shall be June 1, 1995. The royalty pool will be reviewed (unaudited) before it is established by Moss-Adams, from Seller's books and records. During the life of the royalty pool Moss-Adams, of Portland, Oregon, will administer the royalty pool. Audited statements shall be provided at least annually to all members of the royalty pool. Until all royalty pool participants have received a return equal to their originally established dollar value of their interest in the royalty pool, if Purchaser, or its assigns or subsequent purchasers, sell, license, transfer, or convey in any manner any or all of Seller's technologies covered by this agreement, Purchaser will pay the following amounts into the royalty pool: (1) 25% of the consideration received for the right to utilize the technology; and (2) a royalty of 7% of net sales of the products and services incorporating those technologies for the longer of (1) a period of 10 years from the date the rights to the technologies are purchased from Purchaser and the entity purchasing rights to the technologies.

Purchaser may be required to file a petition for relief from Seller's creditors under Chapter 11 of the Bankruptcy Act. Purchaser agrees to reaffirm in any bankruptcy proceeding its obligations in the royalty pool to each Shareholder and Debt Holder participant, so that Purchaser's obligations contained in the royalty pool as to each participant thereof shall not be discharged by the bankruptcy proceeding.

Purchaser agrees to purchase all of the outstanding debts and obligations of Seller, as set forth on Section 1.1, effective at the execution of this agreement unless specifically disaffirmed in writing signed by both parties. These obligations as of April 18, 1995 are approximately:

    $155,000 in employee payables
    $205,000 in accounts payable
    $123,397 SBA guaranteed loan with First Security Bank
    $38,344 line of credit with First Security Bank


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    $1,752,503.39 convertible debenture with Montana Science and Technology
         Alliance (amount as agreed between Purchaser and MSTA including principal and interest through March 31, 1995). [Purchaser plans to purchase title and interest in this debt by separate agreement.]
    $10,000 promissory note to Quentin Peterson secured against receipt of payment from future account receivable from Komag
    $1,064,844 all remaining convertible debentures and notes payable
         [Purchaser plans to purchase title and interest in this debt by separate agreement.]
    $3,212,212 - In addition to purchasing Seller's current debt obligations, Purchaser assumes future royalty obligations related to Seller's current Equity. The Equity portion of the royalty pool is estimated to be greater than $3.2 Million.

The obligations set forth above will be collectively referred herein to as the "Purchase Price".

         C. PAYMENT OF PURCHASE PRICE. According to the terms of the Certificate of Vesting in Royalty Pool, the Purchase Price will be paid to Shareholders and Debt Holders as follows: The cash price of .0025 cents per dollar actually invested or loaned (including principal and interest through 3/31/95) upon the receipt of the stock certificate or agreement to sell the loan debt to Purchaser for approximately $15,000.

Additionally, each Shareholder and Debt Holder shall receive payments as royalty pool participants in accordance with the royalty pool agreement, until the entire interest in the royalty pool has been paid. Royalty pool total is greater than $6.0 Million.

Employee payables - including wages, applicable payroll taxes, FTO balances, employee benefits payable, Seller reimbursable expenses, and other related payables - will be paid through April 15, 1995 on or before the second day following the date on which Purchaser has purchased a majority of the outstanding shares of Seller. Employee payables will be paid through April 30, 1995 on or before May 5, 1995. Employee payables accruing after April 30, 1995 will be paid through May 15, 1995 on or before May 20, 1995. Employee payables accruing after May 15, 1995 will be paid through May 31, 1995 on or before June 5, 1995. Employee payables accruing after May 31, 1995 will be paid on the same 5th and 2Oth schedule.

Delinquent accounts payable will be paid on or before April 28, 1995. SBA guaranteed loan with First Security Bank, and the line of credit with First Security Bank will be paid on or before May 26, 1995.

MSTA and other convertible debenture holders and holders of promissory Notes will be purchased by May 25, 1995, to the extent


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

to which these debt holders have agreed, by separate agreement, to sell their interest to Purchaser.

    SECTION II.. REPRESENTATIONS AND WARRANTIES OF SELLER. As a material inducement to Purchaser to enter into this Agreement and purchase the Shares, Seller, jointly and severally, represents and warrants that:

         A. ORGANIZATION AND CORPORATE POWER. Seller is a corporation duly incorporated and validly existing under the laws of the state of Montana and Seller is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. Seller has all requisite corporate power and authority and all material licenses, permits, and authorizations necessary to own and operate its properties and to carry on its business as now conducted. The copies of Seller's charter documents and bylaws which have been furnished to Purchaser reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.

         B. CAPITAL STOCK AND RELATED MATTERS. The authorized capital stock of Seller consists of 12,000,000 shares of common stock, 4,568,889 of which are issued and outstanding and are owned, beneficially and of record, by Shareholders and no other stock of Seller is issued and outstanding. All of the outstanding shares of Seller's capital stock are validly issued, fully paid, and nonassessable.

         C. SUBSIDIARIES. Seller does not own or hold any rights to acquire any shares of stock or any other security or interest in any other corporation or entity.

         D. CONDUCT OF BUSINESS; LIABILITIES. Purchaser acknowledges that Seller is insolvent. Seller is unable, and has been unable, for some time to pay current employees and suppliers that are integral in Sellers business. Purchaser acknowledges that with each passing day that those obligations remain unpaid the probability increases that there will be a continuing adverse effect on business opportunities. Except as set forth in Schedule 2.4, Seller is not in default under, and no condition exists that with notice would constitute a default of Seller under (i) any mortgage, loan agreement, evidence of indebtedness, or other instrument evidencing borrowed money to which Seller is a party or by which Seller or the properties of Seller are bound or (ii) any judgment, order, or injunction of any court, arbitrator, or governmental agency that would reasonably be expected to affect materially and adversely the business, financial condition, or results of operations of Seller taken as a whole.

         E. FINANCIAL STATEMENTS. The unaudited balance sheet of Seller as of February 28, 1995, in the form attached to this Agreement as Exhibit 2.5(A) and the income statement for the


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

month and year-to-date ending February 28, 1995, in the form attached to this Agreement as Exhibit 2.5(B) (collectively the "February 28, 1995 Financial Statements"), fairly presents the financial position of Seller as of February 28, 1995, and has been prepared in accordance with generally accepted accounting principles, consistently applied, and in a manner substantially consistent with prior financial statements of Seller, except for differences resulting from normally occurring audit adjustments, including, but not limited to, income tax and tax accrual adjustments, or as noted in the Financial Statements or the notes thereto. Except as contemplated by or permitted under this Agreement, there are no adjustments that would be required on review of the Financial Statements that would, individually or in the aggregate, have a material negative effect upon Seller's reported financial condition.

         F. NO UNDISCLOSED LIABILITIES. Except for (i) liabilities and obligations incurred in the ordinary course of business since February 28, 1995 ("Statement Date"), and (ii) liabilities or obligations described in
Schedule 2.6, neither Seller nor any of the property of Seller is subject to any material liability or obligation that was required to be included or adequately reserved against in the Financial Statements or described in the notes thereto and was not so included, reserved against, or described.

         G. ABSENCE OF CERTAIN CHANGES. Except as contemplated or permitted by this Agreement or as described in Schedule 2.7, since the Statement Date there has not been:

              1. Any damage, destruction, or loss, whether covered by insurance or not materially adversely affecting the properties or business of Seller;

              2. Prior to March 30, 1995 Seller agreed to sell some tangible assets for cash other than in the ordinary course of business, which sales have been completed and disclosed. Other than these enumerated transactions Seller has not entered into any agreement to sell or transfer tangible or intangible assets other than in the ordinary course of business, nor entered into any mortgage or pledge or the creation of any security interest, lien, or encumbrance on any such asset, or any lease of property, including equipment, other than tax liens with respect to taxes not yet due and contract rights of customers in inventory;

              3. Any declaration, setting aside, or payment of a distribution in respect of or the redemption or other repurchase by Seller of any stock of Seller;

              4. Any material transaction not in the ordinary course of business of Seller;

              5. The lapse of any material trademark, assumed name, trade name, service mark, copyright, or license or any application with respect to the foregoing;

              6. The grant of any increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing, or other plan) other than customary increases on a periodic basis or required by agreement or understanding in the ordinary course of business and in accordance with past practice;

              7. The discharge or satisfaction of any material lien or encumbrance or the payment of any material liability other than current liabilities in the ordinary course of business;

              8. The making of any material loan, advance, or guaranty to or for the benefit of any person except the creation of accounts receivable in the ordinary course of business; or

              9.   An agreement to do any of the foregoing.

         H. TITLE AND RELATED MATTERS. Except as set forth in Schedule 2.8, Seller has good and marketable title to all of its property and other assets included in the Financial Statements (except properties and assets sold or otherwise disposed of subsequent to the Statement Date or otherwise disclosed in Section G (3), in the ordinary course of business or as contemplated in this Agreement), free and clear of all security interests, mortgages, liens, pledges, charges, claims, or encumbrances of any kind or character, except (i) statutory liens for property taxes not yet delinquent or payable subsequent to the date of this Agreement and statutory or common law liens securing the payment or performance of any obligation of Seller, the payment or performance of which is not delinquent, or that is payable without interest or penalty subsequent to the date on which this representation is given, or the validity of which is being contested in good faith by Seller; (ii) the rights of customers of Seller with respect to inventory under orders or contracts entered into by Seller in the ordinary course of business; (iii) claims, easements, liens, and other encumbrances of record pursuant to filings under personal property recording statutes; and (iv) as described in the Unaudited Statements or the notes thereto, or are of public record, which include the financing statement filed by First Security Bank, and Montana Science and Technology.

         I. LITIGATION. Except as set forth in Schedule 2.9, there are no material actions, suits, proceedings, orders, investigations, or claims pending or, to the best of Seller's knowledge, overtly threatened against Seller or any property of Seller, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality; Seller is not subject to any arbitration


                                          6

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proceedings under collective bargaining agreements or otherwise or, to the best of Seller's knowledge, any governmental investigations or inquiries; and, to the best knowledge of Seller, including the directors and responsible officers of Seller, there is no basis for any of the foregoing.

         J. TAX MATTERS. Except as set forth on Schedule 2.10, (i) Seller has prepared in a substantially correct manner and has filed all federal, state, local, and foreign tax returns and reports heretofore required to be filed by them and have paid all taxes shown as due thereon; and (ii) no taxing authority has asserted any deficiency in the payment of any tax or informed Seller that it intends to assert any such deficiency or to make any audit or other investigation of Seller for the purpose of determining whether such a deficiency should be asserted against Seller.

         K. COMPLIANCE WITH LAWS. To the best of Seller knowledge, Seller is, in the conduct of its business, in substantial compliance with all laws, statutes, ordinances, regulations, orders, judgments, or decrees applicable to them, the enforcement of which, if Seller was not in compliance therewith, would have a materially adverse effect on the business of Seller, taken as a whole. Seller has received no notice of any asserted present or past failure by Seller to comply with such laws, statutes, ordinances, regulations, orders, judgments, OR DECREES.

         L. NO BROKERS. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with the sale of stock based on any arrangement or agreement binding upon any of the parties hereto.

         M. INSURANCE. Schedule 2.13 contains a list of each insurance policy maintained by Seller with respect to its properties, assets, and businesses, and each such policy is in full force and effect until April
28, 1995. Seller is past due on the current payment due on the policies, but otherwise is not in material default with respect to its obligations under any such policy maintained by it. Seller has not received formal notification of the cancellation of any of the insurance policies listed on Schedule 2.13 or of any material increase in the premiums to be charged for such insurance policies.

         N.   EMPLOYEES AND LABOR RELATIONS MATTERS.  Except as set forth in
Schedule 2.14 or as provided in this Agreement:

              1. The Seller is aware that all remaining employees of Seller may be terminated by Purchaser on the Closing Date;

              2. To the best of Seller's knowledge, Seller has substantially complied in all material respects with all labor and employment laws, including provisions thereof relating to


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wages, hours, equal opportunity, collective bargaining, Americans With
Disabilities Act, and the payment of social security and other taxes;

              3. There is no unfair labor practice charge, complaint, or other action against Seller pending or, to Seller and the Seller best knowledge, threatened before the National Labor Relations Board and Seller is not subject to any order to bargain by the National Labor Relations Board;

              4. No questions concerning representation have been raised or, to Seller's best knowledge, are threatened with respect to employees of Seller;

              5. No grievance that might have a material adverse effect on Seller and no arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the best knowledge of Seller and the directors and responsible officers of Seller, no basis exists for any such grievance or arbitration proceeding; and

              6. Seller recognizes that three documents exist which govern the behavior of Seller's current and former employees: (1) Employment Agreement,
(2) Employee Confidential Nondisclosure Agreement, and (3) Employee Handbook - Dated February 1, 1995. Seller understands that Purchaser intends to force (if necessary) full compliance with the regulations of these documents for the purpose of protecting the future business prospects. Seller will maintain the security of employee records, with special care being given to the security of documents related to these three documents, for the purpose of supporting Purchaser's efforts to insure full compliance.

         O. DISCLOSURE. Neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates, or other items prepared or supplied to Purchaser by or on behalf of the Seller with respect to this purchase contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein not misleading. No responsible officer or director of Seller has intentionally concealed any fact known by such person to have a material adverse effect upon Seller's existing or expected financial condition, operating results, assets, customer relations, employee relations, or business prospects taken as a whole.

         P. POWER OF ATTORNEY. Except as set forth in Schedule 2.16, no material power of attorney or similar authorization given by Seller is presently in effect.

         Q. ACCOUNTS RECEIVABLE. All accounts receivable of Seller reflected in the Financial Statements represent bona fide sales actually made in the ordinary course of business.


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         R.   AGREEMENTS AND COMMITMENTS.  Schedule 2.18 contains a complete and accurate list of each agreement, contract, instrument, and commitment (including license agreements) to which Seller is a party or whose term is in excess of one year and is not cancelable upon 30 or fewer days' notice without any liability, penalty, or premium, other than a nominal cancellation fee or charge ("Third Party Agreements"). The agreements contained in Schedule 2.18 Purchaser agrees to perform. Except as otherwise set forth in Schedule 2.18.

              1. Corporation has no collective bargaining or union contracts agreement in effect or being negotiated;

              2. There is no labor strike, dispute, request for representation, slowdown, or stoppage pending or, to Seller's best knowledge, threatened against Seller;

         S. PERSONAL PROPERTY. Without material exception, Schedule 2.19 contains lists of all tangible personal property and assets owned or held by Seller and used or useful in the conduct of the business of Seller. Except as set forth in Schedule 2.19, Seller owns and has good title to such properties subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance. Seller has delivered to Purchaser copies of all leases and other agreements relating to property described in Schedule 2.19 (including any and all amendments and other modifications to such leases and other agreements) all of which are valid and binding. Seller is in default under certain of such leases and agreements. Purchaser has negotiated directly with the lessor of the Seller business premises. Except as set forth in
Schedule 2.19 and to the best of Seller's knowledge, all material properties listed therein are generally in good operating condition and repair (ordinary wear and tear excepted), are performing satisfactorily, and are available for immediate use in the conduct of the business and operations of Seller. To the best of Seller's knowledge, all such tangible personal property is in compliance in all material respects with all applicable statutes, ordinances, rules, and regulations. The properties listed in Schedule 2.19 include substantially all such properties necessary to conduct the business and operations of Seller as now conducted.

         T. REAL PROPERTY. Seller does not own any real property. No interest in real property will pass by this agreement.

         U. PATENTS, TRADEMARKS, TRADE NAMES, ETC. Schedule 2.21 contains an accurate and complete list of all patents, trademarks, tradenames, service marks, and copyrights, and all applications therefor, presently owned or held subject to license by Seller and, to Seller's best knowledge, the use thereof by Seller does not materially infringe on any patents, trademarks, or copyrights or any other rights of any person. To


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Seller's best knowledge, Seller has not operated and is not operating its business in a manner that infringes the proprietary rights of any other person in any patents, trademarks, trade names, service marks, copyrights, or confidential information. Except as set forth in Schedule 2.21, Seller has not received any written notice of any infringement or unlawful use of such property.

         V. ERISA AND RELATED MATTERS. Schedule 2.22 sets forth a description of all "Employee Welfare Benefit Plans" and "Employee Pension Benefit Plans" (as defined in Sections 3(1) and 3(2), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) existing on the date hereof that are or have been maintained or contributed to by Seller. Except as listed on Schedule 2.22, Seller does not maintain any retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangement for any employee, consultant or agent of Seller, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "Employee Benefit Plan" (as defined in Section 3(3) of ERISA), for which Seller may have any ongoing material liability after Closing. Seller does not maintain nor has it ever contributed to any Multiemployer Plan as defined by Section 3(37) of ERISA. Seller does not currently maintain any Employee Pension Benefit Plan subject to Title IV of ERISA. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section
4975 of the Code) with respect to any Employee Pension Benefit Plan or Employee Welfare Benefit Plan maintained by Seller as to which Seller has been party a party. As to any employee pension benefit plan listed on Schedule 2.22 and subject to Title IV of ERISA, there have been no reportable events (as such term is defined in Section 4043 of ERISA).

    SECTION III.. REPRESENTATIONS AND WARRANTIES OF PURCHASER. As a material inducement to Seller to enter into this agreement and as a material inducement to Shareholders to sell their shares and Debt Holders to sell their interest in debt, Purchaser hereby represents and warrants to Seller, Shareholders, and Debt Holders as follows:

         A. ORGANIZATION; POWER. Purchaser is a corporation duly incorporated and validly existing under the laws of the state of Oregon, and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

         B. AUTHORIZATION. The execution, delivery, and performance by Purchaser of this Agreement and all other agreements contemplated hereby to which Purchaser is a party have been duly and validly authorized by all necessary corporate action of Purchaser, and this Agreement and each such other agreement, when executed and delivered by the parties thereto, will constitute the legal, valid, and binding obligation of Purchaser enforceable against it in accordance with its terms.

         C. NO CONFLICT WITH OTHER INSTRUMENTS OR AGREEMENTS. The execution, delivery, and performance by Purchaser of this Agreement and all other agreements contemplated hereby to which Purchaser is a party will not result in a breach or violation of, or constitute a default under, its Articles of Incorporation or Bylaws or any material agreement to which Purchaser is a party or by which Purchaser is bound.

         D.   GOVERNMENTAL AUTHORITIES.  Except as set forth in Schedule 3.4,
(i) Purchaser is not required to submit any notice, report, or other filing with any governmental or regulatory authority in connection with the execution and delivery by Purchaser of this Agreement and the consummation of the purchase and
(ii) no consent, approval, or authorization of any governmental or regulatory authority is required to be obtained by Purchaser or any affiliate in connection with Purchaser's execution, delivery, and performance of this Agreement and the consummation of this purchase.

         E. LITIGATION. There are no actions, suits, proceedings, or governmental investigations or inquiries pending or, to the knowledge of Purchaser, threatened against Purchaser or its properties, assets, operations, or businesses that might delay, prevent, or hinder the consummation of this purchase.

         F.   INVESTMENT REPRESENTATIONS

              1. Purchaser is acquiring the Shares for its own account for purposes of investment and without expectation, desire, or need for resale and not with the view toward distribution, resale, subdivision, or fractionalization of the Shares.

              2. During the course of the negotiation of this Agreement, Purchaser has reviewed all information provided to it by Seller and has had the opportunity to ask questions of and receive answers from representatives of Seller concerning Seller, the securities offered and sold hereby, and this purchase, and to obtain certain additional information requested by Purchaser.

              3. Purchaser understands that the Shares to be purchased have not been registered under Securities Act of 1933 ("1933 Act"), or under any state securities law.

              4. Purchaser understands that the Shares cannot be resold in a transaction to which the 1933 Act and state securities laws apply unless
(i) subsequently registered under the 1933 Act and applicable state securities laws or (ii) exemptions from such registrations are available. Purchaser is aware of the provisions of Rule 144 promulgated under the 1933

Act which permit limited resale of shares purchased in a private transaction subject to the satisfaction of certain conditions.

              5. Purchaser understands that no public market now exists for the Shares and that it is uncertain that a public market will ever exist for the Shares.

              6. Purchaser understands that the certificates for the Shares will bear the following legend:

    THIS CERTIFICATE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE CORPORATION WILL NOT TRANSFER THIS CERTIFICATE UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION COVERING THE SHARES REPRESENTED BY THIS CERTIFICATE UNDER THE SECURITIES ACT OF 1933 AND ALL APPLICABLE STATE SECURITIES LAWS,
    (ii) IT FIRST RECEIVES A LETTER FROM AN ATTORNEY, ACCEPTABLE TO THE BOARD OF DIRECTORS OR ITS AGENTS, STATING THAT IN THE OPINION OF THE ATTORNEY THE PROPOSED TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR (iii) THE TRANSFER IS MADE PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933.

    3.6.7 Purchaser has reviewed the books and records of Seller regarding transfer of shares. Seller has made no representations or warranties regarding the transfer of those shares or compliance with state or federal securities regulations. Purchaser is purchasing the shares based upon its own investigation and not upon any warranties, expressed or implied, by Seller or any of Seller's directors, officers, employees, or agents.

         G. BROKERAGE. There are no claims for brokerage commissions, finders' fees, or similar compensation in connection with this purchase based on any arrangement or agreement entered into by Purchaser and binding upon any of the parties hereto.

         H. OPERATION. Purchaser will not relocate any of the furniture, fixtures, equipment, inventory, records, or other assets or property of Seller until the payments set forth in paragraph I.C. Payment of Purchase Price, have been discharged, except payments to royalty pool participants in accordance with the royalty pool agreement. Thereafter, Purchaser may move the assets, technology, and equipment of Seller to its facility at Portland, Oregon. Purchaser will operate the business in such a manner as to maximize the sale of products and services from Seller technology until Purchaser obligations under the royalty pool agreement have been fully discharged. Purchaser agrees to adequately capitalize facilities, equipment, and personnel necessary to maintain Seller technology leadership.

    SECTION IV.. CONDUCT OF SELLER'S BUSINESS PENDING THE CLOSING. From the date hereof until the Closing, to the extent to which Purchaser provides adequate funding, and except as otherwise consented to or approved by Purchaser and Seller, Seller covenants and agrees with Purchaser as follows:

         A. REGULAR COURSE OF BUSINESS. Purchaser and Seller will jointly provide operating management, operating the business in accordance with the reasonable judgment diligently and in good faith and to preserve its present relationships with persons having business dealings with it.

         B. DISTRIBUTIONS. Seller will not declare, pay, or set aside for payment any dividend or other distribution in respect of its capital stock.

         C. CAPITAL CHANGES. Except in facilitating sales of shares by Shareholders to Purchaser, Seller will not issue any shares of its stock, or issue or sell any securities convertible into, or exchangeable for, or options, warrants to purchase, or rights to subscribe to, any shares of its stock or subdivide or in any way reclassify any shares of its capital stock, or repurchase reacquire, cancel, or redeem any such shares.

         D. ASSETS. The assets, property, and rights now owned by Seller will be used, preserved, and maintained, as far as practicable, in the ordinary course of business, to the same extent and in the same condition as said assets, property, and rights are on the date of this Agreement, and no unusual or novel methods of manufacture, purchase, sale, management, or operation of said properties or business or accumulation or valuation of inventory will be made or instituted. Without the prior consent of Purchaser, Seller will not encumber any of its assets or make any commitments relating to such assets, property, or business, except in the ordinary course of its business.

         E. INSURANCE. Seller will keep or cause to be kept in effect the insurance now in effect on its various properties and assets, and will purchase such additional insurance, at Purchaser's cost, as Purchaser may request.

         F. EMPLOYEES. Seller will not grant to any employee any promotion, any increase in compensation, or any bonus or other award.

         G. NO VIOLATIONS. Seller will comply in all material respects with all statutes, laws, ordinances, rules, and regulations applicable to it in the ordinary course of business.

         H. PUBLIC ANNOUNCEMENTS. No press release or other announcement to the employees, customers, or suppliers of Seller related to this Agreement or this purchase will be issued without the joint approval of the parties, unless required by law, in which case Purchaser and Seller will consult with each other regarding the announcement.

    SECTION V.. COVENANTS OF SELLER. Seller covenants and agrees with Purchaser as follows:

         A. SATISFACTION OF CONDITIONS. Seller will use reasonable efforts to obtain as promptly as practicable the satisfaction of the conditions to Closing set forth in Section 7 and any necessary consents or waivers under or amendments to agreements by which Seller is bound.

         B. SUPPLEMENTS TO SCHEDULES. As needed prior to the Closing, Seller will promptly supplement or amend the Schedules with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any Schedule and will promptly notify Purchaser of any breach by either of them that either of them discovers of any representation, warranty, or covenant contained in this Agreement. No supplement or amendment of any Schedule made pursuant to this section will be deemed to cure any breach of any representation of or warranty made in this Agreement unless Purchaser specifically agrees thereto in writing; provided, however, that if this purchase is closed, Purchaser will be deemed to have waived its rights with respect to any breach of a representation, warranty, or covenant or any supplement to any Schedule of which it shall have been notified pursuant to this Section 5.2.

         C.   NO SOLICITATION.  Until the Closing or termination pursuant to
Section 10 of this Agreement, neither Seller, nor any of Seller's respective directors, officers, employees, or agents shall, directly or indirectly, encourage, solicit, initiate, or enter into any discussions or negotiations concerning any disposition of any of the capital stock or all or substantially all of the assets of Seller (other than pursuant to this Agreement), or any proposal therefor, or furnish or cause to be furnished any information concerning Seller to any party in connection with any transaction involving the acquisition of the capital stock or assets of Seller by any person other than Purchaser. Seller will promptly inform Purchaser of any inquiry (including the terms thereof and the person making such inquiry) received by any responsible officer or director of Seller after the date hereof and believed by such person to be a bona fide, serious inquiry relating to any such proposal.

         D. ACTION AFTER THE CLOSING. Upon the reasonable request of any party hereto after the Closing, any other party will take all action and will execute all documents and instruments necessary or desirable to consummate and give effect to this purchase. These include, by way of illustration and not by way of limitation, the following:

                   1. Various conditions relating to filing, payment, and collecting of refunds relating to taxes;

              2.   Resignations of each of the directors of Seller.

                   However, it is now agreed by Seller that when controlling ownership of Seller's shares passes to Schmitt Industries (half of the outstanding shares plus one share), each of Seller's Directors and Officers will submit his resignation. These resignations shall be in writing and shall be effective on the Closing Date. Until the later of the Closing Date or May 31, 1995 Dan Hershberger and Cheryl Petersen shall remain employed by Seller, their costs and expenses during this time being specifically recognized as part of legitimate employee payables. Bob Mathis and Marvin Ball shall be continually informed by Purchaser so as to be aware of Purchaser's decisions and intended actions relative to Seller's assets and interests.;

              3. Provisions relating to delivery of Corporate books and records;

              4. Provisions relating to treatment of confidential proprietary information obtained in the acquisition process;

    SECTION VI.. COVENANT OF PURCHASER. Purchaser will use its best efforts to cause the conditions set forth in Section 8 to be satisfied.

    SECTION VII.. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER. Each and every obligation of Purchaser under this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions:

         A. REPRESENTATIONS AND WARRANTIES; PERFORMANCE. Each of the representations and warranties made by Seller herein will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted, or required by this Agreement; Seller will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Closing; and Purchaser will have received, at the Closing, a certificate of Seller's, signed by the Chief Executive Officer of Seller, stating that each of the representations and warranties made by Seller herein is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that Seller has performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by them prior to the Closing.

         B. NO PROCEEDING OR LITIGATION. No material action, suit, or proceeding before any court, governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of Closing, against Seller or any of Seller's affiliates, associates, officers, or directors, seeking to restrain, prevent, or change this purchase, questioning the validity or legality of this purchase, or seeking damages in connection with this purchase.

         C. MATERIAL CHANGE. From the date of this Agreement to the Closing, Seller shall not have suffered any material adverse change (whether or not such change is referred to or described in any supplement to any Exhibit or Schedule to this Agreement) in its business prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent, or otherwise), or operations.

         D.   CORPORATE ACTION.  Seller will have furnished to Purchaser:

              1. The corporate articles and all amendments thereto and restatements thereof of Seller in the jurisdiction of incorporation of Seller in question;

              2. The current bylaws and minutes of all meetings and consents of shareholders and directors of Seller;

              3. Each certificate of qualification to do business as a foreign corporation of Seller;

              4.   All stock transaction records of Seller; and

              5. A certificate of the Assistant Secretary of Seller as to the accuracy, currency, and completeness of each of the above documents, the incumbency and signatures of officers of Seller, the absence of any amendment to the charter documents of Seller, and the absence of any proceeding for dissolution or liquidation of Seller.

    SECTION VIII.. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. Each and every obligation of Seller under this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions:

         A. REPRESENTATIONS AND WARRANTIES: PERFORMANCE. Each of the representations and warranties made by Purchaser herein will be true and correct in all material respects as of the Closing with the same effect as though made at that time except for changes contemplated, permitted, or required by this Agreement; Purchaser will have performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing; and Seller will have received, at the Closing, a certificate of Purchaser, signed by the President and the Chief Financial Officer of Purchaser, stating that each of the representations and warranties made by Purchaser herein is true and correct in all material respects as of the Closing except for changes contemplated, permitted, or required by this Agreement and that Purchaser has performed and complied with all agreements, covenants, and conditions required by this Agreement to be performed and complied with by it prior to the Closing.

         B. NO PROCEEDING OR LITIGATION. No action, suit, or proceeding before any court and any governmental or regulatory authority will have been commenced and be continuing, and no investigation by any governmental or regulatory authority will have been commenced and be continuing, and no action, investigation, suit, or proceeding will be threatened at the time of Closing, against Purchaser or any of Purchaser's affiliates, associates, officers, or directors, seeking to restrain, prevent, or change this purchase, questioning the validity or legality of this purchase, or seeking damages in connection with this purchase.

         C. CORPORATE ACTION. Purchaser will have furnished to Seller a copy, certified by the Secretary of Purchaser, of the resolutions of Purchaser authorizing the execution, delivery, and performance of this Agreement.

    SECTION IX..   CLOSING.

         A. TIME, PLACE AND MANNER OF CLOSING. Unless this Agreement has been terminated and this purchase has been abandoned pursuant to the provisions of Section 10, the closing ("Closing") will be held at the offices of Seller, or such other place as the parties may agree, on May 26, 1995, or as soon as practicable after the satisfaction of the various conditions precedent to the Closing set forth herein. At the Closing the parties to this Agreement will exchange records of transaction of share certificates, Notes, Guaranties, and other instruments and documents in order to determine whether the terms and conditions of this Agreement have been satisfied. Upon the determination of each party that its conditions to consummate this purchase have been satisfied or waived, Seller shall deliver to Purchaser the records of transaction of share certificate(s) evidencing the Shares, and Purchaser shall deliver to Seller evidence that Purchaser has discharged the obligations contained in paragraph I.C. Payment of Purchase Price.

         B. CONSUMMATION OF CLOSING. All acts, deliveries, and confirmations comprising the Closing regardless of chronological sequence shall be deemed to occur contemporaneously and simultaneously upon the occurrence of the last act, delivery, or confirmation of the Closing and none of such acts, deliveries, or confirmations shall be effective unless and until the last of the same shall have occurred. The time of the Closing has been scheduled to correspond with the close of business at the principal office of Seller and, regardless of when the last act, delivery, or confirmation of the Closing shall take place at the principal office of Seller on the date of the Closing, but no later than May 30, 1995.

    SECTION X..    TERMINATION.

         A.   TERMINATION FOR CAUSE.  If, pursuant to the provisions of
Section 7 or 8 of this Agreement, Seller or Purchaser is not obligated at the Closing to consummate this Agreement, then the party who is not so obligated may terminate this Agreement. If this agreement is terminated Purchaser will retransfer all shares it has purchased in exchange for return of the consideration paid for the share, to Seller who shall reissue new share certificates to Shareholders. If Seller is in compliance with the terms of this agreement and Purchaser elected to terminated this agreement Seller shall not be obligated to reimburse Purchaser for any expenses it has incurred by reason of this agreement. If Purchaser is in compliance with the terms of this agreement and Seller elected to terminated this agreement Seller shall be required to reimburse Purchaser for monies paid by Purchaser under paragraph I.C.

         B. TERMINATION WITHOUT CAUSE. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and abandoned at any time without further obligation or liability on the part of any party in favor of any other (1) by mutual consent of Purchaser and Seller or (2) if Closing is not consummated by the end of business on May 30, 1995, by no fault of the Seller.

         C. TERMINATION PROCEDURE. Any party having the right to terminate this Agreement due to a failure of a condition precedent contained in Sections 7 or 8 hereto may terminate this Agreement by delivering to the other party written notice of termination.

    SECTION XI..   MISCELLANEOUS PROVISIONS.

         A. AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by Purchaser and Seller.

         B.   WAIVER OF COMPLIANCE; CONSENTS

              1. Any failure of any party to comply with any obligation, covenant, agreement, or condition herein may be waived by the party entitled to the performance of such obligation, covenant, or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent act or other failure.

              2. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

         C. NOTICES. All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand or three days after being mailed by certified or registered mail, return receipt requested, with postage prepaid:

    Purchaser:          Schmitt Industries, Inc.
                        2765 NW Nicolai
                        Portland, OR 97210

    Seller:             TMA Technologies, Inc.
                        601 Haggerty Lane
                        Bozeman, Montana 59715

         D. TITLES AND CAPTIONS. All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

         E. ENTIRE AGREEMENT. This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

         F. AGREEMENT BINDING. This Agreement shall be binding upon the heirs, personal representatives, executors, administrators, successors and assigns of the parties hereto.

         G. ATTORNEY FEES. In the event an arbitration, suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the arbitrator, trial court, and/or appellate court.

         H. COMPUTATION OF TIME. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

         I. PRONOUNS AND PLURALS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

         J. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Montana. The parties stipulate that the proper venue for any action commenced as a result of this agreement is Gallatin County, Montana.

         K. ARBITRATION. If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

         L. PRESUMPTION. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

         M. FURTHER ACTION. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

         N. PARTIES IN INTEREST. Nothing herein shall be construed to be to the benefit of any third party except for Shareholders and Debt Holders, nor is it intended that any provision shall be for the benefit of any third party except for Shareholders and Debt Holders.

         O. SAVINGS CLAUSE. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

         P. INDEMNITY. Seller agrees hold Purchaser harmless against all actions occurring prior to closing and Purchaser agrees to hold harmless Seller, its officers, directors, representatives, attorneys, accountants, or employees for any and all acts occurring prior to closing.

Notes - relative to preliminary signing of this Agreement:

    * This agreement is signed with the agreement and understanding of those signing, that this Agreement is subject to the following:

                   Completion of the Schedules and other information required by this Agreement to be attached.

    * Upon initial signature of this Agreement on April 19, 1995, even though the Agreement is subject to the action listed above, Purchaser has loaned $200,000 to Seller for immediate payment of Seller's delinquent employee payables, certain critical accounts payable.

         Seller specifically agrees to disperse these funds only in accordance with Purchaser's direction.

Dated:      April 21     , 1995
       ------------------

SCHMITT INDUSTRIES, INC.,         TMA TECHNOLOGIES, INC., a
an Oregon corporation             Montana corporation

By: /s/ Wayne A. Case             By: /s/ Marvin H. Ball
    ---------------------             ----------------------
Its:  President - CEO             Its:  CEO
     --------------------              ---------------------

                                LISTING OF ATTACHMENTS

- - Certificate of Vesting in Royalty Pool    {Reference Section I.B.}

    Purchaser's separate agreement with Shareholders and Debt Holders.

- - Schedule 1.1 Seller's Debts and Obligations    {Reference Section I.B.}

    All of the outstanding debts and obligations of Seller, which Purchaser - by acting upon this Agreement - will purchase .

- - Copies of Seller's Charter and Bylaws     {Reference Section II.A.}

    Current copies of Seller's charter documents and bylaws, including all amendments.

- - Schedule 2.1  [Agreement does not specify this Schedule]
- - Schedule 2.2  [Agreement does not specify this Schedule]
- - Schedule 2.3  [Agreement does not specify this Schedule]

- - Schedule 2.4  Seller in Default   {Reference Section II.D.}

    Listing of conditions in which Seller is currently in default, or in which Seller would be in default with notice.

- - Exhibit 2.5(A) and Exhibit 2.5(B)    Seller's Financial Statements
    {Reference Section II.E.}

    Seller's Financial Statements with Notes, including the unaudited balance sheet of Seller as of February 28, 1995 [Exhibit 2.5(A)], and the income statement for the month and year-to-date ending February 28, 1995 [Exhibit 2.5(B)].

- - Schedule 2.6 Seller's Liabilities    {Reference Section II.F.}

    Listing of Seller's material liabilities or obligations, not elsewhere disclosed, i.e. which are not included, adequately reserved against, or described in the Financial Statements or the notes thereto.

- - Schedule 2.7 Changes by Seller  {Reference Section II.G.}

    Listing of Seller's following actions, or Seller's agreement to the following actions, or Seller's knowledge of the conditions described, except as contemplated or permitted by this Agreement: significant damage to Seller's property; agreement to sell assets; encumbrance of assets; redemption of repurchase of stock; any material transaction not in the ordinary course of business; lapse of trademarks, copyrights

Listing of Attachments - (continued) -

    etc.; grant of any increase in compensation; discharge or satisfaction of any material lien or encumbrance; payment of any material liability; or making any material loan, advance, or guaranty.

- - Transaction Record of Seller's sale of assets.
    {Reference Section II.G.2}

    Listing of tangible assets recently sold for cash, prior to March 30, other than in the ordinary course of business.

- - Schedule 2.8 Title    {Reference II.H.}

    Listing of property and other assets included in the Financial Statements to which Seller does not have good and marketable title.

- - Schedule 2.9 Litigation    {Reference II.I.}

    Listing of material actions pending or threatened.

- - Schedule 2.10 Tax Matters  {Reference II.J.}

    Listing of deficiencies by Seller to prepare and submit required forms relative to taxes, and of deficiencies by Seller in paying taxes.

- - Schedule 2.13 Seller's Insurance     {Reference II.M.}

    Listing of list of each insurance policy maintained by Seller.

- - Schedule 2.14    Seller's Employees and Labor Relations  {Reference II.N.}

    Listing of exceptions to statements in Section II.N of the Agreement.

- - Schedule 2.16    Power of Attorney   {Reference Section II.P.}

    Listing of Seller's authorizations given for power of attorney, still in effect.

- - Schedule 2.17    [Agreement does not specify this Schedule]

- - Schedule 2.18    Seller's Agreements and Commitments     {Reference
Section II.R.}

    Complete and accurate listing of each of Seller's agreements.

Listing of Attachments - (conclusion) -

- - Schedule 2.19    Seller's Personal Property {Reference Section II.S.}

    Listing of all tangible personal property and assets owned or held by Seller and used or useful in the conduct of the business of Seller. Notation of any such properties to which Seller does not have good title.

    Copies of all leases and other agreements relating to the listed property.

- - Schedule 2.21    Seller's Patents, Trademarks, Tradenames, etc.

    {Reference Section II.U.}

    Accurate and complete listing of Seller's currently held and applied for patents, trademarks, tradenames, service marks, and copyrights. Listing of all written notices received by Seller alleging infringement of unlawful use of this property.

- - Schedule 2.22    Seller's ERISA and Related Matters
{Reference Section II.V.}

    A description of all "Employee Welfare Benefit Plans" and "Employee Pension Benefit Plans" currently maintained or contributed to by Seller. Listing of Seller's retirement or deferred compensation plan, savings, incentive, stock option or stock purchase plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program, and any other fringe benefit arrangement for any employee, consultant or agent.

- - Schedule 3.1     [Agreement does not specify this Schedule]
- - Schedule 3.2     [Agreement does not specify this Schedule]
- - Schedule 3.3     [Agreement does not specify this Schedule]

- - Schedule 3.4 Purchaser's Obligations to Governmental Authorities Relative to This Agreement {Reference Section III.D.}

    Description of Purchaser's obligations relative to this Agreement to governmental authorities.